American States Water Company Announces
Final Decision by the CPUC in Its Electric Utility
General Rate Case Proceeding

San Dimas, California, January 21, 2025….American States Water Company (NYSE:AWR) announced that on January 16, 2025, the California Public Utilities Commission (“CPUC”) adopted a final decision in connection with the general rate case at AWR’s regulated electric utility subsidiary, Bear Valley Electric Service, Inc. (“BVES”).

The final decision in BVES’s general rate case proceeding will set new electric rates for the years 2023 – 2026. The assigned administrative law judge at the CPUC had issued a proposed decision on December 12, 2024 that adopted a full settlement agreement between BVES, the Public Advocates Office at the CPUC and the other intervenor in the proceeding with new rates retroactive to January 1, 2023. The final decision is consistent in all material respects with the proposed decision issued in December. As a result of receiving the final decision, BVES will file for the implementation of new 2023 through 2025 rate increases. The new rates are expected to go into effect on March 1, 2025. Within 90 days from the effective date of the final decision, BVES will also file for recovery of retroactive amounts accumulated through February 28, 2025 related to the new rates, as well as recovery of incremental operating costs already incurred in connection with BVES’s wildfire mitigation plans that were being tracked in memorandum accounts.

We are in the process of reviewing the financial impact from the final decision that will be reported in our 2024 fourth quarter earnings release and included in the 2024 Form 10-K that will be filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the Company’s filings with the SEC, particularly those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the Company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years through 2024 and achieved a 10-year CAGR of 8.0% in its calendar year dividend payments through 2024. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707